Exhibit 99.1

Contact:

Curtis A. Sampson, Chairman and Chief Executive Officer

Steven H. Sjogren, President

Paul N. Hanson, Vice President and Treasurer

For Immediate Release

Hector Communications Corporation Comments on Recent Schedule 13D Filings By
Phillip Goldstein and Andrew Dakos

November 14, 2005 – Hector, MN - Hector Communications Corporation (AMEX: HCT) today commented on recent Schedule 13D SEC filings by Phillip Goldstein and Andrew Dakos.

On September 9, 2005, Phillip Goldstein and Andrew Dakos, filing as a group under Section 13(d) of the Securities Act of 1934 (the “Goldstein Dakos Group”), filed an amended Schedule 13D that included a letter to Hector’s Board of Directors offering to purchase all outstanding shares of HCC common stock for $30.25 per share in cash, subject only to “due diligence and satisfactory customary conditions.”  As of September 9, 2005, the Goldstein Dakos Group reported collective ownership of 420,400 shares or 11.0 percent of Hector’s outstanding common stock.

After reviewing the September 9, 2005 13D filing, Hector, through its investment banker, Legg Mason Wood Walker, Inc., asked Mr. Goldstein to explain why the Goldstein Dakos Group was not an “interested shareholder” under the Minnesota Business Combination Act (Minn. Stat. § 302A.673) because the group held more than 10% of all outstanding Hector shares.  Legg Mason further advised Mr. Goldstein that if the Goldstein Dakos Group were an “interested shareholder,” it could not participate in an acquisition of Hector because it had failed to secure approval from Hector’s Board of Directors prior to the date it became the beneficial owner of more than 10% of Hector stock.

Under the Minnesota Business Combination Act, failure to secure such prior approval precludes an interested shareholder from engaging in any business combination for a period of four years after the date an interested shareholder acquires 10% ownership.  Legg Mason indicated that Hector wanted the Goldstein Dakos Group to review the applicable provisions of this law and advise Hector why the Business Combination Act would not preclude the Group’s ability to consummate the acquisition proposed in its September 9, 2005 letter.  To date, neither the Company nor its investment banker has received any response from the Goldstein Dakos Group as to why the Minnesota Business Combination Act does not apply to its proposal.

In an amended Schedule 13D dated November 8, 2005, the Goldstein Dakos Group reported it had purchased an additional 32,600 shares of Hector stock, and included another letter to the Hector Board.  While in its letter the Goldstein Dakos group referred to its earlier $30.25 per share offer, it failed to advise the Board how the offer could proceed in light of the Business Combination Act.

In its November 8 letter the Goldstein Dakos Group noted the Company’s recent public comments on published reports that Midwest Wireless Holdings may be sold and the significance of a sale to Hector, if a sale occurred.  The Goldstein Dakos Group asserted that any reinvestment of the proceeds without a shareholder vote would be a breach of the Board’s fiduciary duty.  The Company has advised Mr. Goldstein that these comments were premature given the fact that that no sale of Midwest Wireless has been announced and, assuming a sale does go forward, Hector does not currently know what the amount and the form of consideration available to Hector would be.  As the Company has indicated in its recent press release, Hector Communications Corporation will continue to assess all strategic options as it awaits the results of the Midwest Wireless sale’s process.

In its November 8, 2005 letter, the Goldstein Dakos Group also asserted that Hector is an investment company under the Investment Company Act of 1940.  Based upon its review of applicable law and advise of counsel to date, the Company does not believe it is an investment company.